EXHIBIT 99.3
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                    SETTLEMENT AND GENERAL RELEASE AGREEMENT
                    ----------------------------------------

         This Settlement and General Release Agreement ("Agreement") is entered into on the 24th day of July, 2003 between Semotus Solutions, Inc. (hereinafter "Semotus") and Central Coast Patent Agency (hereinafter "CCPA"). CCPA and Semotus agree as follows:

                                    RECITALS
                                    --------

     A. CCPA and Semotus entered into a services arrangement, whereby CCPA was hired by Semotus to provide certain patent processing services to Semotus, and CCPA did provide such services to Semotus, whereupon certain fees in the amount of $22,498 for these services are now owed to CCPA; and

     B. CCPA and Semotus have entered into this Agreement to settle the compensation owed to CCPA for such services provided to Semotus, and any claim that Semotus has not paid the full consideration or compensation due for such services.

                                    AGREEMENT
                                    ---------

          WHEREFORE, the parties to this Agreement hereby agree as follows:

     1. Semotus agrees to issue twenty two thousand four hundred ninety eight dollars ($22,498.00) worth of restricted common stock, valued based on the closing price of Semotus' common stock on the Effective Date of this Agreement (60,805 shares); one half of the shares issued shall be issued in the name of Mark A. Boys (30,403), and the other half of the shares issued shall be issued in the name of Donald Boys (30,402). Semotus also agrees to include this stock in the filing of its next Form S-3 Registration Statement. Semotus' restricted common stock issued to CCPA, and the potential subsequent registration of it with the SEC, is for full settlement of the consideration owed for all services provided by CCPA to Semotus through the Effective Date. CCPA shall be responsible for payment of all taxes related to receipt of the consideration hereunder.

          It is expressly understood and agreed by the parties that this Agreement is in full accord, satisfaction and discharge of any and all claims by CCPA against Semotus for all fees incurred through the Effective Date, and that this Agreement has been signed with the express intent of extinguishing all such claims.

     2. Any controversy or claim of any kind arising out of relating to this Agreement or its breach, including but not limited to any claim relating to its validity, interpretation, or enforceability, shall be submitted to binding arbitration in the State of California, in accordance with the Arbitration Rules of the American Arbitration Association ("AAA").

     3. This is the entire Agreement regarding the subject matter hereof and supersedes all previous and contemporaneous discussions, negotiations, agreements and understandings. No other promises or agreements have been made.

     4. In the event that any provision of this Agreement is determined to be unenforceable for any reason, the remaining provisions shall remain in full force and effect and the unenforceable provision(s) shall be interpreted and rewritten to give effect to the parties' economic intentions.

     5. Each Party acknowledges and agrees that it has been advised that this Agreement is a binding legal document. Each Party further agrees that it has had adequate time and a reasonable opportunity to review the provisions of this Agreement and to seek legal advice regarding all its aspects, and that in executing this Agreement, each Party has acted voluntarily and has not relied upon any

   This document contains information that is confidential and is the property of Semotus Solutions, Inc. It may not be copied, published or used, in whole or in part, for any purposes other than as expressly authorized by Semotus.
                 (C) Semotus Solutions 2003 All Rights Reserved.

          representation made by another Party or any of that Party's employees or representatives regarding the Agreement's subject matter and/or effect. Each Party has read and fully understands this Agreement and voluntarily agrees to its terms.

     6. This agreement may be executed in counterparts, and each counterpart shall be deemed a duplicate original. The parties hereby agree that signatures transmitted and received via facsimile or other electronic means shall be treated for all purposes of this Agreement as original signatures and shall be deemed valid, binding and enforceable by and against both parties.


AGREED AND UNDERSTOOD:


                                           SEMOTUS SOLUTIONS, INC.


DATE: 7/24/03                              By: /s/ Anthony N. LaPine
                                               -------------------------------
                                               Anthony N. LaPine
                                               Chairman and CEO




                                           Central Coast Patent Agency


DATE:  7/24/03                             By: /s/ Donald R. Boys
                                               -------------------------------
                                               Name: Donald R. Boys

                                               Title: President and CEO


   This document contains information that is confidential and is the property of Semotus Solutions, Inc. It may not be copied, published or used, in whole or in part, for any purposes other than as expressly authorized by Semotus.
                 (C) Semotus Solutions 2003 All Rights Reserved.